SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*







                         Thermadyne Holdings Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    883435307
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  May 23, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         883435307
--------------------------------------------------------------------------------
      1)    Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Investment Corporation
            --------------------------------------------------------------------
                 22-2514825
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------

            (b)         X
               -----------------------------------------------------------------

--------------------------------------------------------------------------------
       3)   SEC Use Only
                         -------------------------------------------------------

--------------------------------------------------------------------------------
       4)   Citizenship or Place of Organization     Delaware
                                                --------------------------------

--------------------------------------------------------------------------------

                        (5)  Sole Voting Power                  0
Number of Shares        --------------------------------------------------------
Beneficially            (6)  Shared Voting Power          888,160
Owned by Each           --------------------------------------------------------
Reporting Person        (7)  Sole Dispositive Power             0
With                    --------------------------------------------------------
                        (8)  Shared Dispositive Power     888,160

--------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting Person
            888,160
            --------------------

--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------
      11)   Percent of Class Represented by Amount in Row 9       6.7%
                                                           ---------------------

--------------------------------------------------------------------------------
      12)   Type of Reporting Person (See Instructions)           CO
                                                       -------------------------

--------------------------------------------------------------------------------

CUSIP No.         883435307
--------------------------------------------------------------------------------
      1)    Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Paul Tudor Jones, II
            --------------------------------------------------------------------

            --------------------------------------------------------------------

--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------

            (b)         X
               -----------------------------------------------------------------

--------------------------------------------------------------------------------
       3)   SEC Use Only
                         -------------------------------------------------------

--------------------------------------------------------------------------------
       4)   Citizenship or Place of Organization     USA
                                                --------------------------------

--------------------------------------------------------------------------------

                        (5)  Sole Voting Power                  0
Number of Shares        --------------------------------------------------------
Beneficially            (6)  Shared Voting Power          902,206
Owned by Each           --------------------------------------------------------
Reporting Person        (7)  Sole Dispositive Power             0
With                    --------------------------------------------------------
                        (8)  Shared Dispositive Power     902,206

--------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting Person
            902,206
            --------------------

--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------
      11)   Percent of Class Represented by Amount in Row 9       6.8%
                                                           ---------------------

--------------------------------------------------------------------------------
      12)   Type of Reporting Person (See Instructions)           IN
                                                       -------------------------

--------------------------------------------------------------------------------

CUSIP No.         883435307
--------------------------------------------------------------------------------
      1)    Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Proprietary Trading, L.L.C.
            --------------------------------------------------------------------
                 13-3720063
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------

            (b)         X
               -----------------------------------------------------------------

--------------------------------------------------------------------------------
       3)   SEC Use Only
                         -------------------------------------------------------

--------------------------------------------------------------------------------
       4)   Citizenship or Place of Organization     Delaware
                                                --------------------------------

--------------------------------------------------------------------------------

                        (5)  Sole Voting Power                  0
Number of Shares        --------------------------------------------------------
Beneficially            (6)  Shared Voting Power           14,047
Owned by Each           --------------------------------------------------------
Reporting Person        (7)  Sole Dispositive Power             0
With                    --------------------------------------------------------
                        (8)  Shared Dispositive Power      14,047

--------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting Person
            14,047
            --------------------

--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------
      11)   Percent of Class Represented by Amount in Row 9       0.1%
                                                           ---------------------

--------------------------------------------------------------------------------
      12)   Type of Reporting Person (See Instructions)           OO
                                                       -------------------------

--------------------------------------------------------------------------------

CUSIP No.         883435307
--------------------------------------------------------------------------------
      1)    Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 The Tudor BVI Global Portfolio Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------

--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------

            (b)         X
               -----------------------------------------------------------------

--------------------------------------------------------------------------------
       3)   SEC Use Only
                         -------------------------------------------------------

--------------------------------------------------------------------------------
       4)   Citizenship or Place of Organization     Cayman Islands
                                                --------------------------------

--------------------------------------------------------------------------------

                        (5)  Sole Voting Power                  0
Number of Shares        --------------------------------------------------------
Beneficially            (6)  Shared Voting Power          414,549
Owned by Each           --------------------------------------------------------
Reporting Person        (7)  Sole Dispositive Power             0
With                    --------------------------------------------------------
                        (8)  Shared Dispositive Power     414,549

--------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting Person
            414,549
            --------------------

--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------
      11)   Percent of Class Represented by Amount in Row 9       3.1%
                                                           ---------------------

--------------------------------------------------------------------------------
      12)   Type of Reporting Person (See Instructions)           CO
                                                       -------------------------

--------------------------------------------------------------------------------

CUSIP No.         883435307
--------------------------------------------------------------------------------
      1)    Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

                 The Raptor Global Portfolio Ltd.
            --------------------------------------------------------------------
                 98-0211544
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------

            (b)         X
               -----------------------------------------------------------------

--------------------------------------------------------------------------------
       3)   SEC Use Only
                         -------------------------------------------------------

--------------------------------------------------------------------------------
       4)   Citizenship or Place of Organization     Cayman Islands
                                                --------------------------------

--------------------------------------------------------------------------------

                        (5)  Sole Voting Power                  0
Number of Shares        --------------------------------------------------------
Beneficially            (6)  Shared Voting Power          473,611
Owned by Each           --------------------------------------------------------
Reporting Person        (7)  Sole Dispositive Power             0
With                    --------------------------------------------------------
                        (8)  Shared Dispositive Power     473,611

--------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting Person
            473,611
            --------------------

--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------
      11)   Percent of Class Represented by Amount in Row 9       3.6%
                                                           ---------------------

--------------------------------------------------------------------------------
      12)   Type of Reporting Person (See Instructions)           CO
                                                       -------------------------

--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Thermadyne Holdings Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               16052 Swingley Ridge Road, Ste. 300
               Chesterfield, MO  63017

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               TPT is a Delaware limited liability company.
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01

Item 2(e).     CUSIP Number:

               883435307

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)   [  ] Broker or Dealer registered under section 15 of the Act
         (b)   [  ] Bank as defined in section 3(a)(6) of the Act
         (c)   [  ] Insurance Company as defined in section 3(a)(19) of the Act
         (d)   [  ] Investment Company registered under section 8 of the
                    Investment Company Act
         (e)   [  ] Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
         (f)   [  ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
         (g)   [  ] Parent Holding Company, in accordance with section
                    240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h)   [  ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of May 23, 2003).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote
                      See Item 5 of cover pages
                      ----------------------------------------------------------

               (ii)   shared power to vote or to direct the vote
                      See Item 6 of cover pages
                      ----------------------------------------------------------

               (iii)  sole power to dispose or to direct the disposition of
                      See Item 7 of cover pages
                      ----------------------------------------------------------

               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                      ----------------------------------------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (14,047 shares), Raptor Portfolio (473,611 shares) and BVI Portfolio (414,549 shares). Because TIC provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Dated:   June 20, 2003


                                        TUDOR INVESTMENT CORPORATION


                                        By:       /s/ Stephen N. Waldman
                                           -------------------------------------
                                           Stephen N. Waldman
                                           Managing Director and Associate
                                           General Counsel


                                               /s/ Paul Tudor Jones, II
                                        ----------------------------------------
                                               Paul Tudor Jones, II



                                        TUDOR PROPRIETARY TRADING, L.L.C.


                                        By:      /s/ Stephen N. Waldman
                                           -------------------------------------
                                           Stephen N. Waldman
                                           Managing Director and Associate
                                           General Counsel


                                        THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                        By: Tudor Investment Corporation,
                                            Trading Advisor

                                            By:     /s/ Stephen N. Waldman
                                               ---------------------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel

                                        THE RAPTOR GLOBAL PORTFOLIO LTD.

                                        By: Tudor Investment Corporation,
                                            Investment Adviser


                                            By:     /s/ Stephen N. Waldman
                                               ---------------------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel